Exhibit 10.20
IDEARC INC. LONG-TERM INCENTIVE PLAN
PERFORMANCE UNIT AGREEMENT
2007-2009 AWARD CYCLE
AGREEMENT between Idearc Inc. (“Idearc” or the “Company”) and you (the “Participant”) and your heirs and beneficiaries.
1. Purpose of Agreement. The purpose of this Agreement is to provide a grant of performance units (“Performance Units”) to the Participant.
2. Agreement. This Agreement is entered into pursuant to the terms of the 2006 Idearc Inc. Long-Term Incentive Plan (the “Plan”), and evidences the grant of an award in the form of Performance Units pursuant to the Plan. This Agreement is intended to comply with the requirements of Section 162(m) of the Internal Revenue Code and the Treasury Department Regulations thereunder. The Performance Units and this Agreement (including the covenants set forth in Exhibit A (the “Covenants”), which are incorporated into and shall be a part of the Agreement) are subject to the terms and provisions of the Plan. By executing this Agreement, the Participant agrees to be bound by the terms and provisions of the Plan, this Agreement and by the actions of the Human Resources Committee of Idearc’s Board of Directors or any successor thereto (the “Committee”), and any designee of the Committee. To the extent that there is a conflict between the terms of the Plan and the terms of this Agreement, the terms of this Agreement shall control.
3. Contingency. The grant of Performance Units is contingent on the Participant’s timely acceptance of this Agreement and satisfaction of the other conditions contained herein. If the Participant does not properly accept (or revokes acceptance of) this Agreement the Participant shall not be entitled to the Performance Units regardless of the extent to which the vesting requirements in paragraph 5 (“Vesting”) are satisfied.
4. Number of Units. The Participant is granted the number of Performance Units as specified on Exhibit 1 attached hereto. A Performance Unit is a hypothetical share of Idearc’s common stock. The value of a Performance Unit on any given date shall be equal to the closing price of Idearc’s common stock on the New York Stock Exchange as of such date. A Performance Unit does not represent an equity interest in Idearc and carries no voting rights. A Dividend Equivalent Unit (“DEU”) or fraction thereof (rounded to three decimal places) shall be added to each Performance Unit each time that a dividend is paid on Idearc’s common stock. The amount of each DEU shall be equal to the dividend paid on a share of Idearc’s common stock. The DEU shall be converted into Performance Units or fractions thereof (rounded to three decimal places) based upon the closing price of Idearc’ s common stock traded on the New York Stock Exchange on the dividend payment date of each declared dividend on Idearc’s common stock, and such Performance Units or fractions thereof shall be added to the Participant’s Performance Unit balance. To the extent that the Plan Administrator or the Company makes an administrative error with respect to the number or value of the Performance Units granted to the Participant under this Agreement, the Company specifically reserves the right to correct such error and the Participant agrees that he or she shall be legally bound by any corrective action taken by the Company or the Plan Administrator.

5. Vesting.
(a) General. The Participant shall vest in the Performance Units to the extent provided in paragraph 5(b) (“Performance Requirement”) only if the Participant satisfies the requirements of paragraph 5(c) (“Three- Year Continuous Employment Requirement”), except as otherwise provided in paragraph 7 (“Early Cancellation/Accelerated Vesting of Performance Units”).
(b) Performance Requirement.
(1) General The Performance Units shall vest based on the compound average growth rate of the total shareholder return (“TSR”) of Idearc’s common stock for the three-year period beginning January 1, 2007, and ending at the close of business on December 31, 2009 (the “Award Cycle”), relative to the combined weighted compound average growth rate of the TSR of the companies in the Standard & Poor’s Midcap 400 Index (“S&P Midcap 400”) and the TSR of R.H. Donnelley Corp. (“RHD”) during the same three-year period. No Performance Units shall vest unless the Committee determines that certain threshold performance requirements have been satisfied. The formula for determining the total number of Performance Units that may vest and become payable (the “Payout Formula”) will equal the number of units that you are granted as described in paragraph 4 and Exhibit 1 (plus any additional Performance Units added with respect to DEUs credited over the Award Cycle) times the LTI Vested Percentage (as defined below). For example, if (a) you are granted 1,000 Performance Units, and (b) those Performance Units are credited with an additional 150 Performance Units as a result of DEUs added over the Award Cycle, and (c) the LTI Percentage Payout is 90%, you will generally vest in (1,000 Performance Units + 150 Performance Units from DEUs) times 90%, or 1,035 Performance Units, which shall be payable in cash as described in paragraph 6.
(2) Definitions. For purposes of the performance requirement and Payout Formula set forth in paragraph 5(b)(1)-
(i)	“Total Weighted TSR” shall be equal to (i) 80% of the compound average growth rate of the S&P Midcap 400 TSR during the Award Cycle, plus (ii) 20% of the compound average growth rate of the RHD TSR during the Award Cycle.

(ii)	“Idearc Total TSR” shall be equal to the compound average growth rate of Idearc’s TSR during the Award Cycle.

(iii)	“Performance Attainment” shall be expressed as a percentage (rounded to one decimal place)that is equal to the quotient derived by dividing the Idearc Total TSR by the Total Weighted TSR .

(iv)	“LTI Percentage Payout” shall be an amount (between 0 and 150%) as determined by the Committee for the award cycle as provided in the table below; provided, that if the Performance Attainment includes a fraction of a percentage point, the corresponding LTI Percentage Payout set forth in the table below shall be increased to give effect to such fraction by increasing such LTI Percentage Payout by a percentage equal to the product of

a.	the Performance Attainment fraction (e.g., .1, .2, .3, etc.) multiplied by

b.	the difference between such LTI Percentage Payout and the next highest LTI Percentage Payout set forth in the table below.
For example, if the Performance Attainment is 98.6%, then the LTI Percentage Payout of 80% set forth in the table below shall be increased to 86% (.6 x [90-80]= 6 + 80= 86). If the Performance Attainment is 101.4%, then the LTI Percentage Payout of 108% set forth in the table below shall be increased to 111.2% (.4 x [116-108] = 3.2 + 108 = 111.2).:

Performance	LTI Percentage	Performance	LTI Percentage
Attainment	Payout	Attainment	Payout
Below 90%	0%	98%	80%
90%	25%	99%	90%
91%	30%	100%	100%
92%	35%	101%	108%
93%	40%	102%	116%
94%	45%	103%	124%
95%	50%	104%	132%
96%	60%	105%	140%
97%	70%	106% and above	150%
(v)	“TSR” or “Total Shareholder Return” shall mean the change in the price of a share of common stock from the beginning of a period (as measured by the closing price of a share of such stock on the last trading day preceding the beginning of the period) until the end of such period (the “Measurement Period”)(as measured by the closing price of a share of such stock on the last trading day of the period), adjusted to reflect the reinvestment of dividends (if any) through the purchase of common stock and as may be necessary to take into account stock splits or other events similar to those described in Section 4.3 of the Plan. Measurement Periods may vary between and/or during an Award Cycle, and may or may not be coextensive with the Award Cycle.
(c) Three-Year Continuous Employment Requirement. Except as otherwise determined by the Committee, or except as otherwise provided in paragraph 7(b), the Performance Units shall vest only if the Participant is continuously employed by the Company from the date the Performance Units are granted through the end of the Award Cycle.
(d) Transfer. Transfer of employment from Idearc to a Related Company (as defined in paragraph 13), from a Related Company to Idearc, or from one Related Company to another Related Company shall not constitute a separation from employment hereunder, and service with a Related Company shall be treated as service with the Company for purposes of the three-year continuous employment requirement in paragraph 5(c).
6. Payment. All payments under this Agreement shall be made in cash. As soon as practicable after the end of the Award Cycle (but in no event later than March 15, 2010), except as described in paragraph 7(c), the value of the vested Performance Units (minus any withholding for taxes) shall be paid to the Participant. The amount of cash that shall be paid (plus withholding for taxes and any applicable deferral election) shall equal the number of vested Performance Units times the closing price of Idearc’s common stock on the New York Exchange as of the last trading day in the Award Cycle. If the Participant dies before any payment due hereunder is made, such payment shall be made to the Participant’s beneficiary. Once a payment has been made with respect to a Performance Unit, the Performance Unit shall be canceled.
7. Early Cancellation/Accelerated Vesting of Performance Units. Subject to the provisions of paragraphs 7(c) and 5, Performance Units may vest or be forfeited before vesting as follows:
(a) Retirement Before July 1, 2007, Voluntary Separation On or Before December 31, 2009 or Discharge for Cause On or Before December 31, 2009.
(1) If the Participant (i) Retires (as defined in paragraph 7(b)(4)) before July 1, 2007, (ii) quits on or before December 31, 2009, (iii) is terminated for Cause (as defined below) on or before December 31, 2009, or (iv) separates from employment on or before December 31, 2009 under circumstances not described in paragraph 7(b), all then-unvested Performance Units shall be canceled immediately and shall not be payable.
     (a) (2) For purposes of this Agreement, “Cause” means a participant’s (a) conviction or plea of nolo contendre to a felony; (b) commission of fraud or a material act or omission involving dishonesty with respect to the Company or a Related Company, as reasonably determined by the Company; (c) willful failure or refusal to carry out the material responsibilities of his or her employment, as reasonably determined by the Company; (d) gross negligence, willful misconduct, or engaging in a pattern of behavior which has had or is reasonably likely to have a significant adverse effect on the Company or a Related Company, as reasonably determined by the Company; (e) willfully engaging in any act or omission that is in material violation of a material policy of the Company, including, without limitation, policies on business ethics and conduct, and policies on the use of inside information and insider trading; or (f) a material breach of any of the Covenants set forth in Exhibit A to this Agreement.
(b) Retirement After June 30, 2007, Involuntary Termination Without Cause On or Before December 31, 2009, Termination Due to Death or Disability On or Before December 31, 2009.
(1) This paragraph 7(b) shall apply if the Participant:
(i) Retires (as defined below) after June 30, 2007, or

(ii) Separates from employment by reason of an involuntary termination without Cause (as determined by the Senior Vice President — Human Resources of Idearc), death, or disability (as defined below) on or before the last day of the Award Cycle. “Disability” shall mean the total and permanent disability of the Participant as defined by, or determined under, the Company’s long-term disability benefit plan.
(2) If the Participant separates from employment prior to the end of the Award Cycle under circumstances described in paragraph 7(b )(1), the Participant’s then-unvested Performance Units shall be subject to the vesting provisions set forth in paragraph 5(a), except that the three-year continuous employment requirement set forth in paragraph 5(c) shall not apply, provided that the Participant has not and does not commit a material breach of any of the Covenants and provided that the Participant executes a release satisfactory to the Company waiving any claims he may have against the Company.
(3) Any Performance Units that vest pursuant to paragraph 7(b)(2) shall be payable as soon as practicable after the end of the Award Cycle (but in no event later than March 15, 2010), except as described in paragraph 7(c). However, the Committee retains the discretion to determine whether and the extent to which the Participant is eligible to receive DEUs with respect to dividends declared after the Participant’s separation from employment pursuant to paragraph 7 (b)(1), and the Committee’s exercise of this discretion shall be final, conclusive and binding.
(4) For purposes of this Agreement, “Retire” means voluntary termination of employment by the Participant after the date on which the sum of the employee’s age and number of years of service with Idearc or a predecessor company (including Verizon Communications Inc.) is at least 75, provided the number of years of service is at least 15.
(c) Change in Control. Upon the occurrence of a Change in Control of Idearc (as hereinafter defined) on or before the last day of the Award Cycle, all then-unvested Performance Units shall vest and be payable immediately (without prorating of the award) at an LTI Percentage Payout of 100% without regard to the performance requirement in paragraph 5(b) or the three-year continuous employment requirement in paragraph 5(c). A Change in Control that occurs after the end of the Award Cycle shall have no effect on whether any Performance Units vest or become payable. A Participant who receives the immediate award payment provided in this paragraph 7( c) shall be entitled to receive payment for all DEUs earned before the Change in Control, even if such DEUs are paid or payable after the Change in Control.
(d) Vesting Schedule. Except and to the extent provided in paragraphs 7 (b) and (c), nothing in this paragraph 7 shall alter the vesting schedule prescribed by paragraph 5.
(e) For purposes of paragraph 7(c), “Change in Control” means the occurrence of any of the following:
                    (i) any person, as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than (1) the

Company, (2) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, (3) any entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (4) any person who becomes a beneficial owner (as defined below) in connection with a transaction described in clause (1) of subparagraph (iii) below, is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 40 percent or more of the combined voting power of the Company’s then outstanding voting securities;
                    (ii) the following individuals cease for any reason to constitute a majority of the directors then serving: individuals who on December 31, 2006, constitute the board of directors of the Company and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation relating to the election of directors of the Company) whose appointment or election by the board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who were directors on December 31, 2006, or whose appointment, election or nomination for election was previously so approved or recommended;
                    (iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other entity, other than (1) a merger or consolidation which results in the directors of the Company immediately prior to such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 40% or more of the combined voting power of the Company’s then outstanding securities;
                    (iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or a majority of the Company’s assets, income or revenue to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale; or
                    (v) any other transaction or event occurs that is designated by the Company’s board of directors as a “Change in Control” for purposes of this Agreement or that would be required to be reported as a “change in control” on Form 8-K under the Exchange Act.
8. Shareholder Rights. The Participant shall have no rights as a shareholder with respect to shares of common stock to which this grant relates.

9. Revocation or Amendment of Agreement. Except to the extent required by law or specifically contemplated under this Agreement (including, but not limited to, corrections of any administrative errors), the Committee or the Senior Vice President — Human Resources of Idearc may not, without the written consent of the Participant, (a) revoke this Agreement insofar as it relates to the Performance Units granted hereunder, or (b) make or change any determination or change any term, condition or provision affecting the Performance Units if the determination or change would materially and adversely affect the Performance Units or the Participant’s legitimate rights thereto. Nothing in the preceding sentence shall preclude the Committee or the Senior Vice President — Human Resources of Idearc from exercising reasonable administrative discretion with respect to the Plan or this Agreement, and the exercise of such discretion shall be final, conclusive and binding.
10. Assignment. The Performance Units shall not be assigned, pledged or transferred except by will or by the laws of descent and distribution. During the Participant’s lifetime, the Performance Units may be deferred only by the Participant or by the Participant’s guardian or legal representative in accordance with the deferral regulations, if any, established by the Company.
11. Beneficiary. The Participant shall designate a beneficiary in writing and in such manner as is acceptable to the Senior Vice President — Human Resources of Idearc. If the Participant fails to designate a beneficiary, or if no such designated beneficiary survives the Participant, the Participant’s beneficiary shall be the Participant’s estate.
12. Other Plans and Agreements. Any payment received by the Participant pursuant to this Agreement shall not be taken into account as compensation in the determination of the Participant’s benefits under any pension, savings, group insurance, severance or other benefit plan maintained by Idearc or a Related Company. The Participant acknowledges that receipt of this Agreement shall not entitle the Participant to any other benefits under the Plan or any other plans maintained by the Company or Related Company.
13. Related Company. For purposes of this Agreement, “Related Company” means (a) any corporation, partnership, joint venture, or other entity in which Idearc Inc. holds a direct or indirect ownership or proprietary interest of 50 percent or more, or (b) any corporation, partnership, joint venture, or other entity in which Idearc Inc. holds an ownership or other proprietary interest of less than 50 percent but which, in the discretion of the Committee, is treated as a Related Company for purposes of this Agreement.
14. Employment Status. The grant of the Performance Units shall not be deemed to constitute a contract of employment for a particular term between the Company or a Related Company and the Participant, nor shall it constitute a right to remain in the employ of any such Company or Related Company.
15. Withholding. The Participant shall be responsible for any taxes that arise in connection with this grant of Performance Units, and the Company shall make such arrangements as it deems necessary for withholding of any taxes it determines are required to be withheld pursuant to any applicable law or regulation.

16. Committee Authority. The Committee shall have complete discretion in the exercise of its rights, powers, and duties under this Agreement. Any interpretation or construction of any provision of, and the determination of any question arising under, this Agreement shall be made by the Committee in its discretion and such exercise shall be final, conclusive, and binding. The Committee may designate any individual or individuals to perform any of its functions hereunder.
17. Successors. This Agreement shall be binding upon, and inure to the benefit of, any successor or successors of the Company and the person or entity to whom the Performance Units may have been transferred by will, the laws of descent and distribution, or beneficiary designation. All terms and conditions of this Agreement imposed upon the Participant shall, unless the context clearly indicates otherwise, be deemed, in the event of the Participant’s death, to refer to and be binding upon the Participant’s heirs and beneficiaries.
18. Construction. This Agreement is intended to grant the Performance Units upon the terms and conditions authorized by the Plan. Any provisions of this Agreement that cannot be so administered, interpreted, or construed shall be disregarded. In the event that any provision of this Agreement is held invalid or unenforceable, such provision shall be considered separate and apart from the remainder of this Agreement, which shall remain in full force and effect. In the event that any provision, including any Covenant, is held to be unenforceable for being unduly broad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.
19. Defined Terms. Except where the context clearly indicates otherwise, all capitalized terms used herein shall have the definitions ascribed to them by the Plan, and the terms of the Plan shall apply where appropriate.
20. Execution of Agreement. The Participant shall indicate consent to the terms of this Agreement (including its Exhibit) and the Plan by executing this Agreement pursuant to the instructions provided and otherwise shall comply with the requirements of paragraph 3. The Participant and Idearc hereby expressly agree that the use of electronic media to indicate confirmation, consent, signature, acceptance, agreement and delivery shall be legally valid and have the same legal force and effect as if the Participant and Idearc executed this Agreement (including its Exhibit) in paper form.
21. Confidentiality. Except to the extent otherwise required by law, the Participant shall not disclose, in whole or in part, any of the terms of this Agreement. This paragraph 21 does not prevent the Participant from disclosing the terms of this Agreement to the Participant’s spouse or beneficiary or to the Participant’s legal, tax, or financial adviser, provided that the Participant take all reasonable measures to assure that the individual to whom disclosure is made does not disclose the terms of this Agreement to a third party except as otherwise required by law.
22. Applicable Law. The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

23. Notice. Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of the Senior Vice President — Human Resources of Idearc at P. O. Box 619810, 2200 West Airfield Dr., D/FW Airport, TX, 75261 and any notice to the Participant shall be addressed to the Participant at the current address shown on the payroll of the Company, or to such other address as the Participant may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.
24. Dispute Resolution.
(a) General. Except as otherwise provided in paragraph 25 below, all disputes arising under the Plan or this Agreement and all claims in which a Participant seeks damages that relate in any way to the Performance Units or other benefits of the Plan are subject to the dispute resolution procedure described below in this paragraph 24. The parties to this Agreement are not required to arbitrate Employment Claims, as defined in subsection (a)(ii) below, in which the Participant does not seek damages that relate in any way to the Performance Units or other benefits of the Plan or this Agreement.
(i) For purposes of this Agreement, the term “Units Award Dispute” shall mean any claim against the Company or a Related Company regarding (A) the interpretation of the Plan or this Agreement, (B) any of the terms or conditions of the Performance Units issued under this Agreement, or (C) allegations of entitlement to Performance Units or additional Performance Units, or any other benefits under the Plan, other than Employment Claims described in subsection (a)(ii) below; provided, however, that any dispute relating to the forfeiture of an award as a result of a breach of any of the Covenants contained in Exhibit A shall not be subject to the dispute resolution procedures provided for in this paragraph 24.
(ii) For purposes of this Agreement, the term “Units Damages Dispute” shall mean any employment related claims between the Participant and the Company or a Related Company or against the directors, officers, employees, representatives, or agents of the Company or a Related Company, including claims of alleged employment discrimination, wrongful termination, or violations of Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, 42 U.S.C. § 1981, the Fair Labor Standards Act, the Family Medical Leave Act, the Sarbanes-Oxley Act, or any other federal, state or local law, statute, regulation, or ordinance relating to employment or any common law theories of recovery relating to employment, such as breach of contract, tort, or public policy claims (“Employment Claims”), in which the damages sought relate in any way to Performance Units or other benefits of the Plan.
(b) Internal Dispute Resolution Procedure. All Units Award Disputes shall be referred in the first instance to the Idearc Employee Benefits Committee (“EB Committee”) for resolution internally within Idearc. Except where otherwise prohibited by law, all Units Award Disputes must be filed in writing with the EB Committee no later than one year from the date that the dispute accrues. Consistent with paragraph 24(c)(i) of this Agreement, decisions about the enforceability of the limitations period contained herein are for the arbitrator to decide. To the fullest extent permitted by law, the EB Committee shall have full power, discretion, and authority to interpret the Plan and this Agreement and to decide all Units Award Disputes brought under this Plan and Agreement before them. Determinations made by the EB Committee shall be final, conclusive and binding, subject only to review by arbitration pursuant to subsection (c) below under the arbitrary and capricious standard of review.
(c) Arbitration. All appeals from determinations of Units Award Disputes by the EB Committee as described in subsection (b) above, as well as all Units Damages Disputes, shall be submitted to the American Arbitration Association (“AAA”) for final and binding arbitration on an individual basis (and not on a collective or class action basis) before a single arbitrator pursuant to its Commercial Arbitration Rules in effect at the time this grant is accepted. Except where otherwise prohibited by law, all appeals of Units Award Disputes and all Units Damages Disputes must be filed in writing with the AAA no later than one year from the date that the appeal or dispute accrues. Consistent with paragraph 24(c)(i) of this Agreement, decisions about the enforceability of the limitations period contained herein are for the arbitrator to decide. If the Participant and either the Company or a Related Company are party to any prior agreement to arbitrate claims before the AAA under rules other than its Commercial Arbitration Rules, claims that are arbitrable under any such agreements shall be submitted to the AAA for disposition under its Commercial Arbitration Rules together with disputes that are arbitrable under this Agreement in order to promote expeditious and efficient dispute resolution. A copy of the AAA’s Commercial Arbitration Rules may be obtained from Human Resources. The arbitration shall be held at the office of the AAA nearest the place of the Participant’s most recent employment by the Company or a Related Company, unless the parties agree to a different location. All claims by the Company or a Related Company against the Participant, except for breaches of any of the Covenants, shall also be raised in such arbitration proceedings.
(i) The arbitrator shall have the authority to determine whether this arbitration agreement is enforceable and whether any dispute submitted for arbitration hereunder is arbitrable. The arbitrator shall decide all issues submitted for arbitration according to the terms of the Plan, this Agreement, existing Company policy, and applicable substantive state and federal law and shall have the authority to award any remedy or relief which could be awarded by a court. The decision of the arbitrator shall be final and binding and enforceable in any applicable court.
(ii) The Participant understands and agrees that when Units Award Disputes or Units Damages Disputes are submitted for arbitration pursuant to this Agreement, both the Participant and the Company or a Related Company waive any right to sue each other in a court of law or equity, to have a trial by jury, or to resolve disputes on a collective, or class, basis, and that the sole forum available for the resolution of such issues is arbitration as provided herein. This dispute resolution procedure shall not prevent either the Participant or the Company or a Related Company from commencing an action in any court of competent jurisdiction for the purpose of obtaining injunctive relief to prevent irreparable harm pending arbitration hereunder; in such event, both the Participant and the Company or a Related Company agree that the party who commences the action may proceed without necessity of posting a bond.
(iii) In consideration of the Participant’s agreement in subsection (ii) above, the Company or a Related Company will pay all filing, administrative and arbitrator’s fees incurred in connection with the arbitration proceedings. If the AAA requires the Participant to pay the initial filing fee, the Company or a Related Company will reimburse the Participant for that fee.
(iv) The parties intend that the arbitration procedure to which they hereby agree shall be the exclusive means for resolving all Units Award Disputes and Units Damages Disputes. Their agreement in this regard shall be interpreted as broadly and inclusively as reason permits to realize that intent.
(v) Notwithstanding any other provision of this Agreement, this dispute resolution provision shall be governed by laws of the State of Texas to the extent that it is not governed by the Federal Arbitration Act.
25. Additional Remedies. Notwithstanding the dispute resolution procedures, including arbitration, of paragraph 24 of this Agreement, and in addition to any other rights or remedies, whether legal, equitable, or otherwise, that each of the parties to this Agreement may have (including the right of the Company to terminate the Participant for Cause), the Participant acknowledges that-
(a) The Covenants in Exhibit A to this Agreement are essential to the continued goodwill and profitability of the Company;
(b) The Participant has broad-based skills that will serve as the basis for employment opportunities that are not prohibited by the Covenants in Exhibit A;
(c) When the Participant’s employment with the Company terminates, the Participant shall be able to earn a livelihood without violating any of the Covenants in Exhibit A;
(d) Irreparable damage to the Company shall result in the event that the Covenants in Exhibit A are not specifically enforced and that monetary damages will not adequately protect the Company from a breach of these Covenants;
(e) If any dispute arises concerning the violation or anticipated or threatened violation by the Participant of any of the Covenants in Exhibit A, an injunction may be issued restraining such violation pending the determination of such controversy, and no bond or other security shall be required in connection therewith;
(f) The Covenants in Exhibit A shall continue to apply after any expiration, termination, or cancellation of this Agreement;

(g) The Participant’s breach of any of the Covenants in Exhibit A shall result in the Participant’s immediate forfeiture of all rights and benefits, including all Performance Units and DEUs, under this Agreement; and
(h) All disputes relating to the Covenants in Exhibit A, including their interpretation and enforceability and any damages (including but not limited to damages resulting in the forfeiture of an award under this Agreement) that may result from the breach of such Covenants, shall not be subject to the dispute resolution procedures, including arbitration, of paragraph 24 of this Agreement, but shall instead be determined in a court of competent jurisdiction.
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SIGNATURE PAGE
     IN WITNESS WHEREOF, this Agreement has been executed by a duly authorized representative of the Company.

IDEARC INC.
By:

     The undersigned Participant hereby accepts the Performance Units granted pursuant to this Performance Unit Agreement (2007-2009 Award Cycle) subject to the applicable terms and conditions of the Plan and the terms and conditions of the Agreement.

Participant

IDEARC INC. LONG-TERM INCENTIVE PLAN
PERFORMANCE UNIT AGREEMENT
2007-2009 AWARD CYCLE
EXHIBIT 1
Participant: [here insert name of participant]
Performance Units Granted: [here insert # of Performance Units]

IDEARC INC. LONG-TERM INCENTIVE PLAN
PERFORMANCE UNIT AGREEMENT
2007-2009 AWARD CYCLE
EXHIBIT A — COVENANTS
1. Noncompetition — In consideration for the benefits described in the Agreement to which this Exhibit A is attached and other good and valuable consideration, you, the Participant, agree that:
(a) Prohibited Conduct — During the period of your employment with the Company or any Related Company, and for the period ending twelve (12) months following a termination of your employment for any reason with the Company or any Related Company, you shall not, without the prior written consent of the Senior Vice President — Human Resources of Idearc:
(1) personally engage in Competitive Activities (as defined below); or
(2) work for, own, manage, operate, control, or participate in the ownership, management, operation, or control of, or provide consulting or advisory services to, any person, partnership, firm, corporation, institution or other entity engaged in Competitive Activities, or any company or person affiliated with such person or entity engaged in Competitive Activities; provided that your purchase or holding, for investment purposes, of securities of a publicly traded company shall not constitute “ownership” or “participation in the ownership” for purposes of this paragraph so long as your equity interest in any such company is less than a controlling interest; provided that this paragraph (a) shall not prohibit you from (i) being employed by, or providing services to, a consulting firm, provided that you do not personally engage in Competitive Activities or provide consulting or advisory services to any individual, partnership, firm, corporation, institution or other entity engaged in Competitive Activities, or any person or entity affiliated with such individual, partnership, firm, corporation, institution or other entity engaged in Competitive Activities, or (ii) engaging in the private practice of law as a sole practitioner or as a partner in (or as an employee of or counsel to) a law firm in accordance with applicable legal and professional standards.
(b) Competitive Activities — For purposes of the Agreement, to which this Exhibit A is attached, “Competitive Activities” means activities relating to products or services of the same or similar type as the products or services (1) which are sold (or, pursuant to an existing business plan, will be sold) to paying customers of the Company or any Related Company, and (2) for which you have responsibility to plan, develop, manage, market, oversee or perform, or had any such responsibility within your most recent 24 months of employment with the Company or any Related Company.
2. Interference With Business Relations — During the period of your employment with the Company or any Related Company, and for a period ending with the expiration of twelve (12) months following a termination of your employment for any reason with the Company or any Related Company, you shall not, without the written consent of the Senior Vice President — Human Resources of Idearc:

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(a) recruit, induce or solicit any employee, directly or indirectly, of the Company or Related Company for employment or for retention as a consultant or service provider;
(b) hire or participate (with another person or entity) in the process of hiring (other than for the Company or any Related Company) any person who is then an employee of the Company or any Related Company, or provide names or other information about any employees of the Company or Related Company to any person or entity (other than the Company or any Related Company), directly or indirectly, under circumstances that could lead to the use of any such information for purposes of recruiting, soliciting or hiring;
(c) interfere, directly or indirectly, with the relationship of the Company or any Related Company with any of its employees, agents, or representatives;
(d) solicit or induce, or in any manner attempt to solicit or induce, directly or indirectly, any client, customer, or prospect of the Company or any Related Company (1) to cease being, or not to become, a customer of the Company or any Related Company or (2) to divert any business of such customer or prospect from the Company or any Related Company; or
(e) otherwise interfere with, disrupt, or attempt to interfere with or disrupt, the relationship, contractual or otherwise, between the Company or any Related Company and any of its customers, clients, prospects, suppliers, consultants, employees, agents, or representatives.
3. Return Of Property; Intellectual Property Rights — You agree that on or before termination of your employment for any reason with the Company or any Related Company, you shall return to the Company all property owned by the Company or any Related Company or in which the Company or any Related Company has an interest, including files, documents, data and records (whether on paper or in tapes, disks, or other machine-readable form), office equipment, credit cards, and employee identification cards. You acknowledge that the Company (or, as applicable, a Related Company) is the rightful owner of, and you hereby do assign, all right, title and interest in and to any programs, ideas, inventions, discoveries, patentable or copyrighted material, or trademarks that you may have originated or developed, or assisted in originating or developing, during your period of employment with the Company or a Related Company, where any such origination or development involved the use of Company or Related Company time, information or resources, was made in the exercise of your responsibilities for or on behalf of the Company or a Related Company or was related to the Company’s or a Related Company’s business or to the Company’s or a Related Company’s actual or demonstrably anticipated research or development. You shall at all times, both before and after termination of your employment, cooperate with the Company (or, as applicable, any Related Company) in executing and delivering documents requested by the Company or a Related Company, and taking any other actions, that are necessary or requested by the Company or a Related Company to assist the Company or any Related Company in patenting, copyrighting, protecting, enforcing or registering any programs, ideas, inventions, discoveries, works of authorship, data, information, patentable or copyrighted material, or trademarks, and to vest title thereto solely in the Company (or, as applicable, a Related Company). If at any time after your termination of employment, you determine that you have any Secret and Confidential Information in your possession or

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control, you shall immediately return to the Company all such Secret and Confidential Information in your possession or control, including all copies and portions thereof.
4. Proprietary And Confidential Information — You shall at all times, including after any termination of your employment with the Company or any Related Company, preserve the confidentiality of all Proprietary Information (defined below) and trade secrets of the Company or any Related Company, and you shall not use for the benefit of any person, other than the Company or a Related Company, or disclose to any person, except and to the extent that disclosure of such information is legally required, any Proprietary Information or trade secrets of the Company or any Related Company. “Proprietary Information” means any information or data related to the Company or any Related Company, including information entrusted to the Company or a Related Company by others, which has not been fully disclosed to the public by the Company or a Related Company and which is treated as confidential or protected within the Company or any Related Company or is of value to competitors, such as strategic or tactical business plans; undisclosed business, operational or financial data; ideas, processes, methods, techniques, systems, models, devices, programs, computer software, or related information; documents relating to regulatory matters or correspondence with governmental entities; undisclosed information concerning any past, pending, or threatened legal dispute; pricing or cost data; the identity, reports or analyses of business prospects; business transactions that are contemplated or planned; research data; personnel information or data; identities of users or purchasers of the Company’s or Related Company’s products or services; the Agreement to which this Exhibit A is attached; and other non-public information pertaining to or known by the Company or a Related Company, including confidential or non- public information of a third party that you know or should know the Company or a Related Company is obligated to protect.
5. Definitions — Except where clearly provided to the contrary, all capitalized terms used in this Exhibit A shall have the definitions given to those terms in the Agreement to which this Exhibit A is attached.
6. Agreement to Covenants. You shall indicate your agreement to these Covenants in accordance with the instructions provided in the Agreement, and your acceptance of the Agreement shall include your acceptance of these Covenants. You and Idearc hereby expressly agree that the use of electronic media to indicate confirmation, consent, signature, acceptance, agreement and delivery shall be legally valid and have the same legal force and effect as if you and Idearc executed these Covenants in paper form.

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